Exhibit 35.1

SERVICER COMPLIANCE STATEMENT

HARLEY-DAVIDSON CREDIT CORP.

I, Perry A. Glassgow, Vice President and Treasurer of Harley-Davidson Credit Corp. (“HDCC”), certify that:

(i) a review of HDCC’s activities for the period from May 31, 2006 (the closing date of the Harley-Davidson Motorcycle Trust 2006-2 transaction subject to the requirements of Regulation AB) through December 31, 2006 (the “Reporting Period”) and of HDCC’s performance under the Sale and Servicing Agreement dated as of May 1, 2006 (the “Sale and Servicing Agreement”) among Harley-Davidson Motorcycle Trust 2006-2, Harley-Davidson Customer Funding Corp., HDCC, and The Bank of New York Trust Company, N.A., has been made under my supervision; and

(ii) to the best of my knowledge, based on such review, HDCC has fulfilled in all material respects all of its obligations under the Sale and Servicing Agreement throughout the Reporting Period.

IN WITNESS WHEREOF, the undersigned has duly executed this Certificate in the name of and behalf of HDCC this 28th day of March 2007.

By:	/s/ Perry A. Glassgow
Perry A. Glassgow
Vice President and Treasurer

Harley-Davidson Credit Corp.